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                                   CONTACT:   Tom Goding
                                              Pinnacle Bancorp, Inc.
                                              (970) 206-1159

DATE: November 10, 1999

                                              James D. Rose, President
                                              First Place Financial Corp.
                                              (505) 324-9542

                                              Marilyn Taylor
                                              Wells Fargo
                                              (602) 378-4441


                 PINNACLE BANCORP POISED TO PURCHASE TWO BANKS;
     Definitive Agreements Involve First Place Locations in Durango, Gallup

CENTRAL CITY, Neb. - Pinnacle Bancorp, Inc. has signed definitive agreements with First Place Financial Corp. to purchase two of its banks - Burns National Bank in Durango, Colo., and Western Bank in Gallup, N. M. Wells Fargo & Co., which is under agreement to acquire First Place, is also a party to the agreements. The announcement was made today by Roy Dinsdale, chairman of Pinnacle Bancorp, Inc., and Richard I. Ledbetter, First Place Financial Corporation chairman of the board and CEO. "The sale of the two banks depends on regulatory approval and completion of the acquisition of First Place by Wells Fargo & Co.," Ledbetter said.

"Because Wells Fargo has offices in Durango and Gallup, the two banks will be divested to avoid market share issues that could affect approval by the Federal Reserve of the First Place/Wells Fargo transaction," explained John Stumpf, executive vice president for Wells Fargo's Southwestern Banking Group. Dinsdale said John Dowling, president of Western Bank in Gallup, will remain in that position, as will Steve Parker, president of Burns National Bank in Durango. Employees at each location also will be retained, Dinsdale said.

Western Bank, established in 1974, is located at 307 West Aztec, Gallup, and employs 34 people. Burns National, established in 1910, is at 1199 North Main, Durango, and employs 60 people. "Western Bank and Burns National Bank are a great fit for Pinnacle Bancorp," Dinsdale said."The banks of Pinnacle share common goals - that of being committed to our customers and serving the needs of our local communities. We look forward to bringing our brand of community-oriented customer service to the people and businesses of Durango and Gallup."

First Place Financial Corp., which has total assets of $850 million and is the largest bank holding company headquartered in New Mexico, owns First National Bank of Farmington, N.M., Burns National Bank, Durango; Western Bank, Gallup; and Capital Bank, Albuquerque.

Pinnacle Bancorp, Inc., with assets of more than $2.2 billion, operates banking facilities in 44 markets throughout Colorado, Nebraska, Wyoming and Kansas.

Wells Fargo & Co., is a $207 billion diversified financial services company providing banking, investments, insurance, mortgage and consumer finance from almost 6,000 stores, the industry's leading Internet bank ( HYPERLINK http://www.wellsfargo.com www.wellsfargo.com) and other distribution channels across North America.